Exhibit 99.1

NEWS RELEASE

Grizzly Energy, LLC Reports Second Quarter 2019 Results

HOUSTON - August 19, 2019 - (PR NEWSWIRE) - Grizzly Energy, LLC (“Grizzly” or the “Company”) today reported financial results for the quarter ended June 30, 2019, and other operational results.

Key Highlights

•	Completed successful financial restructuring on July 16, 2019, eliminating more than $500.0 million in debt

•	Enhanced liquidity position of $56.0 million at August 16, 2019

•	Reported production volumes of 295 million cubic feet equivalent (MMcfe) per day

•	Lease operating expenses were $29.0 million

•	Selling, general and administrative expenses (excluding share-based compensation and severance costs) were $8.3 million

On March 31, 2019, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the cases commenced thereby, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Chapter 11 Cases were jointly administered under the caption “In re Vanguard Natural Resources, Inc., et al.”

On July 9, 2019, the Bankruptcy Court entered an order confirming the Amended Joint Plan of Reorganization of Vanguard Natural Resources, Inc. and its Debtor Affiliates (the “Plan”) and on July 16, 2019, the Company consummated the Plan and emerged from the Chapter 11 Cases. As part of the transactions undertaken pursuant to the Plan, Vanguard was converted from a Delaware corporation to a Delaware limited liability company and renamed Grizzly Energy, LLC. References to “Vanguard” refer to the Company during the period prior to the Effective Date while references to “Grizzly” refer to the Company during the period following the Effective Date.

Second Quarter 2019 Highlights

Average production of 295 MMcfe per day in the second quarter of 2019 represents a 1% decrease compared to 297 MMcfe per day for the first quarter of 2019. The production decrease from the first quarter was primarily attributable to a decline in production from the Pinedale field in the Green River Basin due to decreased activity and lower NGL volumes as a result of the Piceance Basin Meeker processing plant’s rejection of ethane. These declines were offset by production from the Permian Basin where we have seen success with our Red Lake recompletion program and in the Arkoma Basin where we participated in four new horizontal Woodford wells with Encana and brought operated wells back on line that had previously been shut-in due to fracing operations. On an Mcfe basis, crude oil, natural gas, and NGLs accounted for 15%, 69% and 16%, respectively, of our second quarter 2019 production.

Lease operating expenses increased 11% during the second quarter of 2019 to $29.0 million ($1.08 per Mcfe) compared to $26.2 million ($0.98 per Mcfe) in the first quarter of 2019. The increase compared to the first quarter was primarily due to increased facility and workover activity in the northern basins in which we operate, which is typical during the warmer season.

Transportation and gathering expenses related to certain of our natural gas and NGLs contracts, where we have concluded we are the principal and the ultimate third party is our customer, were $8.5 million during the second quarter of 2019 ($0.32 per Mcfe), decreased from $9.5 million in the first quarter of 2019 (0.36 per Mcfe). We recognize revenue on a gross basis for these contracts with transportation, gathering, processing and compression fees presented as an expense in our condensed consolidated statement of operations.

Selling, general and administrative expenses, excluding restructuring costs (“SG&A”) were $9.2 million during the second quarter of 2019 ($0.34 per Mcfe), a 26% decrease compared to $12.6 million in the first quarter of 2019 ($0.47 per Mcfe). Excluding non-cash compensation of $0.6 million and severance costs of approximately $0.3 million, SG&A was $8.3 million for the second quarter of 2019, compared to $11.2 million for the first quarter of 2019. This 26% decrease was primarily attributable to lower salaries and wages as a results of employee workforce reductions. SG&A was also higher in the first quarter compared to the second quarter due to professional fees paid for management consulting efficiency initiatives.

Depreciation, depletion and amortization expenses (“DD&A”) were $39.0 million in the second quarter of 2019 ($1.45 per Mcfe), representing an increase of 9% from $35.7 million in the first quarter of 2019 ($1.34 per Mcfe). DD&A increased primarily due to a higher depletion rate resulting from lower estimates of oil and natural gas reserves.

We reported a net loss attributable to Vanguard stockholders for the second quarter of 2019 of $372.1 million compared to a net loss attributable to Vanguard stockholders of $82.3 million in the first quarter of 2019. The increase in the Company’s reported net loss for the second quarter of 2019 is primarily attributable to the impairment on oil and natural gas properties and lower natural gas sales. The most significant factors causing us to record an impairment of oil and natural gas properties in 2019 was the reduction in our proved reserves and the reduction in the value of our unproved properties resulting from a decline in forward natural gas prices.

Adjusted Net Loss Attributable to Vanguard Stockholders (a non-GAAP financial measure defined below) was $14.8 million in the second quarter of 2019 compared to Adjusted Net Loss of $17.1 million in the first quarter of 2019. Adjusted Net Loss for the second quarter of 2019 included adjustments for net non-cash expenses of $332.3 million, primarily comprised of a $323.2 million impairment charge on our oil and natural gas properties and a $47.5 million loss on termination of commodity derivative contracts, offset by a $38.5 million gain from the change in fair value of commodity derivative contracts. Adjusted Net Loss for the first quarter of 2019 included adjustments for net non-cash expenses of $45.9 million, primarily comprised of a $45.0 million loss from the change in fair value of commodity derivative contracts, a $0.5 million impairment charge on our oil and natural gas properties and a $0.4 million net loss on asset sales.

Adjusted EBITDA (a non-GAAP financial measure defined below) was $26.8 million in the second quarter of 2019, representing a 26% decrease compared to Adjusted EBITDA of $36.3 million for the first quarter of 2019. The decrease compared to the first quarter of 2019 was attributable primarily to lower realized natural gas and NGL prices resulting in lower revenues.

Capital expenditures for the second quarter of 2019 were $10.5 million, down from $11.0 million in the first quarter of 2019. This $0.5 million decrease from the first quarter was primarily attributable to lower capital spend in the Pinedale and Arkoma Woodford Basins, offset by increased capital in the Permian Basin related to our successful recompletion program in the Red Lake field.

Selected Financial Information

A summary of selected financial information follows (Unaudited) (in thousands, except for production data):

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Production (Mcfe/day)	295,314	297,078	363,088
Oil, natural gas and natural gas liquids sales	$79,984	$109,110	$111,713
Net losses on commodity derivative contracts	$(9,063)	$(61,139)	$(45,332)
Operating expenses (1)	$36,868	$36,070	$44,734
Selling, general and administrative expenses	$9,238	$12,557	$11,108
Impairment of oil and natural gas properties	$323,188	$438	$7,552
Net Loss Attributable to Vanguard Stockholders	$(372,102)	$(82,265)	$(57,773)
Adjusted Net Loss Attributable to Vanguard Stockholders (2)	$(14,835)	$(17,143)	$(25,181)
Adjusted EBITDA attributable to Vanguard Stockholders (2)	$26,754	$36,338	$30,467
Total Debt (as of June 30, 2019, March 31, 2019 and June 30, 2018, respectively)	$901,878	$881,878	$898,697
Interest expense	$1,680	$16,975	$15,870
Capital expenditures	$10,481	$11,007	$38,444
Net cash provided by (used in) operating activities	$24,189	$(16,330)	$14,859

	Six Months	Six Months
	Ended	Ended
	June 30, 2019	June 30, 2018
Production (Mcfe/day)	296,191	365,315
Oil, natural gas and natural gas liquids sales	$189,092	$234,988
Net losses on commodity derivative contracts	$(70,202)	$(63,917)
Operating expenses (1)	$72,938	$85,510
Selling, general and administrative expenses	$21,795	$23,844
Impairment of oil and natural gas properties	$323,626	$22,153
Net Loss Attributable to Vanguard Stockholders	$(454,367)	$(90,457)
Adjusted Net Loss Attributable to Vanguard Stockholders(2)	$(31,978)	$(29,860)
Adjusted EBITDA attributable to Vanguard Stockholders(2)	$63,092	$82,448
Total Debt (as of June 30, 2019 and June 30, 2018, respectively)	$901,878	$898,697
Interest expense, including settlements paid on interest rate derivative contracts	$18,655	$30,623
Capital expenditures	$21,488	$80,517
Net cash provided by operating activities	$7,859	$51,108

(1)	Includes lease operating expenses and production and other taxes.

(2)
Non-GAAP financial measures. Please see Adjusted Net Loss Attributable to Vanguard Stockholders and Adjusted EBITDA Attributable to Vanguard Stockholders tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Average Prices and Production Volumes

	Three Months Ended		Percentage	Three Months Ended	Percentage
	June 30,		Increase/	March 31,	Increase/
	2019	2018	(Decrease)	2019	(Decrease)
Average realized prices, excluding hedges:
Oil (Price/Bbl)	$55.13	$59.32	(7)%	$55.76	(1)%
Natural Gas (Price/Mcf)	$1.57	$1.81	(13)%	$3.23	(51)%
NGLs (Price/Bbl)	$19.37	$28.45	(32)%	$21.53	(10)%
Average realized prices, including hedges (a):
Oil (Price/Bbl)	$55.13	$40.65	36%	$48.82	13%
Natural Gas (Price/Mcf)	$1.57	$1.88	(16)%	$2.45	(36)%
NGLs (Price/Bbl)	$19.37	$22.18	(13)%	$26.08	(26)%
Average NYMEX prices:
Oil (Price/Bbl)	$59.83	$67.89	(12)%	$55.42	8%
Natural Gas (Price/Mcf)	$2.64	$2.80	(6)%	$3.16	(16)%
Total production volumes:
Oil (MBbls)	674	784	(14)%	587	15%
Natural Gas (MMcf)	18,587	23,573	(21)%	19,299	(4)%
NGLs (MBbls)	707	794	(11)%	652	8%
Combined (MMcfe)	26,874	33,041	(19)%	26,737	1%
Average daily production volumes:
Oil (Bbls/day)	7,405	8,615	(14)%	6,525	13%
Natural Gas (Mcf/day)	204,250	259,049	(21)%	214,439	(5)%
NGLs (Bbls/day)	7,772	8,725	(11)%	7,248	7%
Combined (Mcfe/day)	295,314	363,088	(19)%	297,078	(1)%

(a)	Excludes the premiums paid, whether at inception or deferred, for derivative contracts that settled during the period. We have no commodity derivative contracts as of June 30, 2019.

	Six Months Ended		Percentage
	June 30,		Increase/
	2019	2018	(Decrease)
Average realized prices, excluding hedges:
Oil (Price/Bbl)	$55.43	$57.24	(3)%
Natural Gas (Price/Mcf)	$2.41	$2.09	15%
NGLs (Price/Bbl)	$20.41	$28.18	(28)%
Average realized prices, including hedges (a):
Oil (Price/Bbl)	$52.19	$41.17	27%
Natural Gas (Price/Mcf)	$2.02	$2.25	(10)%
NGLs (Price/Bbl)	$22.59	$22.48	—%
Average NYMEX prices:
Oil (Price/Bbl)	$57.78	$65.31	(12)%
Natural Gas (Price/Mcf)	$2.90	$2.89	—%
Total production volumes:
Oil (MBbls)	1,261	1,618	(22)%
Natural Gas (MMcf)	37,886	46,944	(19)%
NGLs (MBbls)	1,360	1,578	(14)%
Combined (MMcfe)	53,611	66,122	(19)%
Average daily production volumes:
Oil (Bbls/day)	6,967	8,939	(22)%
Natural Gas (Mcf/day)	209,316	259,359	(19)%
NGLs (Bbls/day)	7,512	8,721	(14)%
Combined (Mcfe/day)	296,191	365,315	(19)%

(a)	Excludes the premiums paid, whether at inception or deferred, for derivative contracts that settled during the period. We have no commodity derivative contracts as of June 30, 2019.

Capital Development

Total capital expenditures were approximately $21.5 million during the six months ended June 30, 2019. While we have sufficient access to capital, we are currently undertaking a review of our capital expenditures opportunities in conjunction with other opportunities to improve unitholder value for the balance of 2019 and beyond. However, we anticipate that we are committed to spend approximately $5.0 million on operated properties capital projects and approximately $10.2 million on non-operated capital projects during the balance of 2019.

Liquidity Update

As of August 16, 2019, we have $25.0 million of outstanding borrowings under our reserve-based credit facility and approximately $56.0 million of liquidity when including approximately $16.0 million in available cash.

About Grizzly Energy, LLC

Grizzly Energy is a US onshore energy company. Our primary focus is on operating and investing in high quality, long-lived producing properties predominantly in the Rockies, Permian and Midcontinent. By coring up around established basins, we deeply understand our basins and operating environments. This knowledge allows us to continuously identify low risk capital investments and efficiencies in operating costs. Sharing of best practices across our operations and striving to always improve is central to our culture.

Grizzly Energy is committed to creating a stable production portfolio and promoting cash flow throughout mid-cycle pricing. Active portfolio management remains an area of emphasis for delivering our strategy. Also core to our culture is Grizzly’s attention to the wellbeing of our employees, communities and the environment. More information on Grizzly can be found at www.grizzlyenergyllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) attributable to Vanguard stockholders in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard stockholders plus:

•	Net income attributable to non-controlling interest.

The result is net income (loss) which includes the non-controlling interest. From this we add or subtract the following:

•	Interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Exploration expense;

•	Change in fair value of commodity derivative contracts;

•	Termination of commodity derivative contracts;

•	Net (gain) loss on divestitures of oil and natural gas properties;

•	Share-based compensation expense;

•	Reorganization items;

•	Severance costs;

•	Costs incurred on strategic transactions; and

•	Non-controlling interest amounts attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard stockholders.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to: assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry.

Our Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

GRIZZLY ENERGY, LLC
(Formerly known as Vanguard Natural Resources Inc.)
Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net loss attributable to Vanguard stockholders	$(372,102)	$(57,773)	$(454,367)	$(90,457)
Add: Net income attributable to non-controlling interests	—	96	—	189
Net loss	$(372,102)	$(57,677)	$(454,367)	$(90,268)
Plus:
Interest expense	1,680	15,870	18,655	30,623
Depreciation, depletion, amortization, and accretion	39,044	38,711	74,758	78,750
Impairment of oil and natural gas properties	323,188	7,552	323,626	22,153
Exploration expense	275	430	476	1,746
Termination of commodity derivative contracts	47,543	—	47,543	—
Change in fair value of commodity derivative contracts(a)	(38,480)	27,485	6,570	36,778
Net (gain) loss on divestitures of oil and natural gas properties	—	(4,900)	458	(4,900)
Share-based compensation	590	579	1,181	1,075
Reorganization items	24,743	610	43,131	2,317
Severance costs	273	1,845	1,061	4,101
Costs incurred on strategic transactions	—	—	—	148
Adjusted EBITDA before non-controlling interest	26,754	30,505	63,092	82,523
Adjusted EBITDA attributable to non-controlling interest	—	(38)	—	(75)
Adjusted EBITDA attributable to Vanguard stockholders	$26,754	$30,467	$63,092	$82,448

(a)	These items are included in the net losses on commodity derivative contracts line item in the condensed consolidated statements of operations as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net cash settlements paid on matured commodity derivative contracts	$—	$(17,847)	$(9,762)	$(27,139)
Loss on matured commodity derivative contracts not settled	—	—	(6,327)	—
Change in fair value of commodity derivative contracts	38,480	(27,485)	(6,570)	(36,778)
Termination of derivative contracts	(47,543)	—	(47,543)	—
Net losses on commodity derivative contracts	$(9,063)	$(45,332)	$(70,202)	$(63,917)

Adjusted Net Income (Loss) Attributable to Vanguard Stockholders

We present Adjusted Net Income (Loss) Attributable to Vanguard stockholders in addition to our reported net income (loss) attributable to Vanguard Stockholders in accordance with GAAP. Adjusted Net Income (Loss) Attributable to Vanguard stockholders is a non-GAAP financial measure that is defined as net income attributable to Vanguard stockholders plus the following adjustments:

•	Change in fair value of commodity derivative contracts;

•	Change in fair value of interest rate derivative contracts;

•	Net (gain) loss on divestiture of oil and natural gas properties;

•	Impairment of oil and natural gas properties;

•	Reorganization items;

•	Severance costs; and

•	Costs incurred on strategic transactions.

We present Adjusted Net Income (Loss) Attributable to Vanguard stockholders because management believes exclusion of the impact of these items will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the significant fluctuations that commodity price volatility has on our results, particularly as it relates to changes in the fair value of our derivative contracts.

In particular, we make the adjustment for the change in fair value of commodity derivative contracts to allow investors to make a comparison of our quarterly results without the non-cash impact of commodity price fluctuations from period to period resulting from changes in the mark-to-market value of our portfolio of commodity derivative contracts. Rather than highlighting the significant fluctuations that commodity price volatility has on Net Income (Loss), we are aiming to give investors a meaningful picture of our performance (especially versus prior periods) that shows how the Company performed without the impact of the value of our portfolio of commodity derivative contracts. The fluctuations in the value of our portfolio of commodity derivatives contracts is related to futures pricing which is not a good indicator of historical performance of the business during the periods presented. Furthermore, any increases or decreases in the value of our portfolio of commodity derivatives contracts will result in non-cash charges or non-cash income. The inherent value (or cost) of such contracts is the amount of cash that our counterparties pay to us, or, with respect to costs, the amount that we paid to acquire the contracts and the amount that we are required to pay to our counterparties upon settlement. We believe this non-GAAP measure allows our investors to measure our actual performance without the impact of certain non-cash items that do not actually reflect the performance of the Company for the periods presented.

We also make the adjustment for the change in fair value of interest rate derivative contracts to give investors a period to period comparison without showing the impact of non-cash gains or losses related to the mark-to-market valuation of these derivatives contracts.

Adjusted Net Income (Loss) Attributable to Vanguard stockholders is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

GRIZZLY ENERGY, LLC
(Formerly known as Vanguard Natural Resources Inc.)
Reconciliation of Net Loss Attributable to Vanguard stockholders to
Adjusted Net Loss Attributable to Vanguard Stockholders
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Loss Attributable to Vanguard Stockholders	$(372,102)	$(57,773)	$(454,367)	$(90,457)
Plus (less):
Change in fair value of commodity derivative contracts(a)	(38,480)	27,485	6,570	36,778
Termination of commodity derivative contracts	47,543	—	47,543	—
Net (gains) losses on divestitures of oil and natural gas properties	—	(4,900)	458	(4,900)
Impairment of oil and natural gas properties	323,188	7,552	323,626	22,153
Reorganization items	24,743	610	43,131	2,317
Severance costs	273	1,845	1,061	4,101
Costs incurred on strategic transactions	—	—	—	148
Adjusted Net Loss Attributable to Vanguard Stockholders	$(14,835)	$(25,181)	$(31,978)	$(29,860)

Net Loss Attributable to Vanguard Stockholders, per share	$(18.49)	$(2.87)	$(22.58)	$(4.50)
Plus (less):
Change in fair value of commodity derivative contracts(a)	(1.91)	1.37	0.33	1.83
Termination of commodity derivative contracts	2.36	—	2.36	—
Net (gains) losses on divestitures of oil and natural gas properties	—	(0.24)	0.02	(0.24)
Impairment of oil and natural gas properties	16.06	0.37	16.08	1.10
Reorganization items	1.23	0.03	2.14	0.11
Severance costs	0.01	0.09	0.06	0.20
Costs incurred on strategic transactions	—	—	—	0.01
Adjusted Net Loss Attributable to Vanguard Stockholders, per share	$(0.74)	$(1.25)	$(1.59)	$(1.49)

(a)
Change in fair value of commodity derivative contracts reflects the increase or decrease in the mark-to-market value of the commodity derivative contracts. Any increase in value is reduced from Net Loss Attributable to Vanguard Stockholders, while any decrease is added back into Net Loss Attributable to Vanguard Stockholders.

SOURCE: Grizzly Energy, LLC
Investor Relations
Ryan Midgett, Chief Financial Officer
IR@grizzlyenergyllc.com